EXHIBIT 99.1

American Electric Technologies Reports Second Quarter Results

Earnings Increase From First Quarter as Sales Level Remains Strong

HOUSTON, Aug. 4, 2008 (PRIME NEWSWIRE) -- American Electric Technologies, Inc. (Nasdaq:AETI), the premium supplier of custom-designed power distribution and control solutions for the traditional and alternative energy industries, announced today that net sales for the second quarter of 2008 were $16.6 million compared with $13.8 million for the second quarter of 2007, an increase of $2.8 million or 20.4%. Net income for the second quarter of 2008 was $0.5 million, or 7 cents per basic and diluted share, compared with $0.7 million, or 10 cents per basic and diluted share, for the same quarter last year. The 2008 second quarter results reflect an improvement of $0.3 million over first quarter 2008. For the six months ending June 30, 2008, net sales, net income and basic and fully diluted earnings per share were $33.6 million, $0.7 million and $0.09, respectively compared to $26.1 million, $1.4 million and $0.22, respectively in the comparable prior year period. The reported sales and earnings include the results of operations from our merger partner American Access Technologies, Inc. (AAT) since May 15, 2007. The 2007 quarter and six months results included non-recurring pre-tax gains of $0.2 and $1.0 million, respectively, attributable to the sale of marketable securities.

"I am pleased that we have been able to sustain the growth that we demonstrated earlier this year through this quarter while improving our operating margins and net income from the first quarter," said Arthur Dauber, chairman, president and chief executive officer of AETI. "The investments we have made in infrastructure, technology and personnel since we became a public company last year are beginning to reflect themselves in improved earnings trends.

Although sales during the next six months may decline slightly due to the reduced exposure to the new school construction business, we expect total revenues for the year to exceed $63 million and operating margins to continue to improve. Moreover, I believe we will continue to see significant progress throughout the remainder of the year as we are well-positioned across our business segments."

Outlook for Fiscal 2008

The company's sales so far this year represent a 29% increase over the comparable prior year period and 10% of that increase reflects the impact of the merger with AAT. Management does not expect that sales will reflect a year-over-year increase for the remainder of 2008 as the merger effect diminishes beyond the second quarter and the sales decline from the 2007 decision to withdraw from the new school construction market. New school construction revenues represented approximately $6 million in year-to-date sales and there is approximately $4.6 million in remaining backlog. Proposal activity has been particularly strong for the Technical Products and Services (TP&S) segment during 2008 due to the continued robust global energy market. AETI expects recent improvements in margins to continue, particularly in light of the reduced exposure to the new school construction market.

Operations have been impacted to a minor degree due to supplier delivery delays, particularly in the TP&S business. Inflationary pressure on raw materials and components has been significant in all segments but, to date, we have been able to recoup most of this increase through our sales prices.

Second Quarter and Six Months ended June 30, 2008 AETI highlights:

 * TP&S develops, manufactures, provides and markets switchgear and variable speed drives. The group offers technical services that include system start-up and commissioning and global
   service/support, as well as testing and maintenance services (power infrastructure consulting, substation services, breaker, switchgear and transformer services). TP&S generated 47 and 51% of the company's total sales in the second quarter and six months ending
   June 30, 2008, respectively. TP&S second quarter sales were $7.8 million compared with sales of $7.4 million in the same period of
   2007, an increase of 4%.  This increase was largely due to the continued strength in sales to the global energy markets as well as strength in marine, pipeline and international drilling sectors. As of June 30, 2008, the backlog for TP&S was approximately $17 million, a 14% increase from the end of the 2007.  Approximately 80 percent of this backlog should be realized by December 31, 2008.

 * AETI's Electrical & Instrumentation Construction (E&I Construction)
   segment installs electrical equipment for the energy, industrial, marine, water/wastewater and commercial markets. In the second quarter and first six months of 2008, E&I Construction generated sales of $6.7 million and $12.5 million, or increases of 32 and
   28%, respectively, over the comparable 2007 periods. The increase was primarily associated with strengthening in the industrial and wastewater treatment plant businesses as well as higher comparative sales in the commercial market segment. The backlog for the E&I
   Construction segment was $10 million as of June 30, 2008, a decline of $9 million from December 31, 2007. This reduction is consistent with AETI's intention to reduce its exposure to the lower-margin new school construction market. Approximately three quarters of this backlog should be realized in revenues over the remainder of the year.

 * The AAT segment manufactures and markets zone cabling enclosures and manufactures formed metals products. This segment reported sales of $2.2 million for the second quarter, a $0.9 million increase over 2007. AAT has experienced a slow- down in its custom fabricating market but has been able to augment sales with improvements in the patented zone cabling and contract
   manufacturing sectors. In the first quarter, AAT's capital expenditures were approximately $0.7 million for shop equipment intended to increase capacity and productivity. No results for AAT were included in the first quarter 2007 prior to its acquisition on
   May 15, 2007. Year-to-date sales levels are essentially unchanged from the prior year.

Joint Venture Highlights:

 * In the second quarter of 2008, AETI recorded equity income of $0.65 million, which represents the company's 40 percent ownership in
   BOMAY, AETI's joint venture in China that manufactures electrical systems for the Chinese drilling market. BOMAY recorded sales of
   $23 million for the first six months of 2008 that are not
   consolidated in the company's results.
 * During July, 2008, BOMAY paid a dividend of $1 million to AETI from its 2007 retained earnings.

AETI had borrowings of $5 million as of June 30, 2008, under its revolving credit facility. The amount is unchanged from the 2007 year end balance. The company extended the maturity on the credit line to June 30, 2010, and increased the maximum borrowings to $10 million during the quarter. The company's working capital needs will increase as operating levels continue to increase. AETI's management believes existing cash, working capital and unused credit facility combined with operating earnings will be sufficient to meet capital expenditures and working capital needs in the immediate future.

AETI's unaudited income statement and balance sheets for the quarter ended June 30, 2008 may be accessed at www.aeti.com and other detailed information for the quarter is included in the company's Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission in the near future.

American Electric Technologies, Inc. (Nasdaq:AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and alternative energy industries. AETI offers M&I Electric(tm) power distribution and control products, electrical services, and E&I Construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in two joint ventures, which have facilities located in Xian, China, Singapore and Jakarta, Indonesia. AETI's SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning our anticipated future revenues, profits, plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues, profits, plans and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company's expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 31, 2008. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.

CONTACT:  American Electric Technologies, Inc.
          Investor Contact:
          John H. Untereker, Sr. Vice President & CFO
          713-644-8182
          juntereker@aeti.com

          Ward Creative Communications
          Media Contact:
          Lena Clark
          713-869-0707
          lclark@wardcc.com